Exhibit 2.3




                               HOLDBACK AGREEMENT



            THIS HOLDBACK AGREEMENT (this "Agreement") made the ____ day of _______, 2001, by and among Tyco Electronics Corp., a Pennsylvania corporation ("Purchaser"), and Quad Systems Corporation, a Delaware Corporation and debtor and debtor in possession, (the "Seller").

                            R E C I T A L S


            WHEREAS, Purchaser and Seller have entered into that certain Asset Purchase Agreement, dated as of May 4, 2001 (the "U.S. Purchase Agreement"), providing for the purchase by Purchaser of certain of the assets of Seller's advanced SMT and ATP assembly and processing equipment business located in the United States of America as more particularly described in the U.S. Purchase Agreement (the "Business");

            WHEREAS, the Purchaser has entered into an asset purchase agreement (the "U.K. Purchase Agreement") for the purchase by Purchaser of certain of the European assets of Seller's subsidiary Quad Europe Ltd. ("QEL");

            WHEREAS, Section 2.3 of the Purchase Agreement provides that at the closing Purchaser will hold back a portion of the purchase price for the Business and pay such portion to Seller upon the terms and conditions hereinafter set forth; and

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the U.S. Purchase Agreement.

2.    Establishment of Holdback Amount.

2.1 Simultaneous with the execution of this Agreement, Purchaser is establishing a fund in the amount of $1.25 million pursuant to Section
2.3 of the U.S. Purchase Agreement (the "Holdback Amount").

2.2 Seller hereby irrevocably authorizes Purchaser, and Purchaser hereby agrees, to hold, transfer, deliver and otherwise act with respect to the Holdback Amount strictly in accordance with the provisions of this Agreement.

3. Liabilities Secured by the Holdback Amount. The Holdback Amount is being held as partial security for (A) any Purchase Price Adjustment (as defined below) in Purchaser's favor pursuant to Section 2.5 of the U.S. Purchase Agreement (the "Asset Adjustment") and (B) the Indemnification by Seller of Purchaser's Indemnified Persons under Section 11.1 of the U.S. Purchase Agreement ("Indemnified Losses").

4. Interest on Holdback Amount. Purchaser shall pay to Seller interest on the Holdback Amount existing from time to time at a rate per annum established by Morgan Guaranty Trust Company as its prime rate in effect on the Closing Date (the "Interest Rate"). Such interest shall be paid on the Termination Date, provided, however, that if this Agreement shall remain in effect after the applicable Termination Date as provided in Section 6.2 hereof as a result of any Unresolved Claims (as defined in Section 6.2 hereof), then Purchaser shall pay to Seller interest on the date of final settlement or determination of any such Unresolved Claims.

5. Deductions from the Holdback Amount. Deductions from the Holdback Amount in respect of an Asset Adjustment shall be made in accordance with Section 2.5 of the Purchase Agreement and Section 6.1 hereof. In the event that Purchaser believes that it has suffered, sustained, incurred or become subject to Indemnified Losses, Purchaser shall deliver written notice thereof to Seller, which notice shall contain a statement as to the specifics of the particular Indemnified Losses being asserted. If Seller does not notify Purchaser that it disputes the claim for Indemnified Losses within thirty (30) days after the delivery of written notice thereof by Purchaser, then Purchaser shall have the right to deduct from the Indemnification Holdback (as defined below) (including any interest earned thereon) the full amount claimed as loss, damage, and expense in Purchaser's notice.

6.    Allocation of the Holdback Amount.

6.1 (a) $1,000,000 of the Holdback Amount (the "Asset Adjustment Holdback") shall be allocated to the Purchase Price adjustment pursuant to the terms and conditions hereof and Section 2.5 of the Purchase Agreement (a "Purchase Price Adjustment"). Subject to the provisions of Section 6.2 hereof, this Agreement shall terminate with respect to the Asset Adjustment Holdback, together with interest thereon, on the date it is fully disbursed (either to Purchaser or to Seller) in accordance with this Agreement. In the event that there is a Purchase Price Adjustment in Purchaser's favor, the amount of such Purchase Price Adjustment shall be paid to Purchaser from the Asset Adjustment Holdback (together with interest thereon). To the extent that any portion of the Asset Adjustment Holdback (together with interest thereon) is not paid to Purchaser in accordance with the preceding sentence, such portion shall promptly be paid to Seller.
                 (b) $250,000 of the Holdback Amount shall be allocated to claims in respect of Indemnified Losses (the "Indemnification Holdback"). This Agreement shall terminate with respect to the Indemnification Holdback (together with interest thereon) on the earlier of (i) March 31, 2002; or (ii) the date upon which such amount becomes nil as a result of the Purchaser using such amount to satisfy Indemnified Losses. Such dates are sometimes hereinafter referred to as the "Termination Date." On the final Termination Date, Purchaser shall, subject to Section 6.2 hereof, pay over to Seller the then remaining Holdback Amount, if any, plus any interest thereon, pursuant to the provisions of Section 4 of this Agreement.

6.2 Notwithstanding the provisions of Section 6.1 hereof, this Agreement shall not terminate with respect to claims by Purchaser, if any, under Section 5 which remain unresolved at the applicable Termination Date ("Unresolved Claims"), and Purchaser shall retain a portion of the remaining Holdback Amount equal in amount to the aggregate of all such Unresolved Claims. At the time of final settlement or determination of all Unresolved Claims, Purchaser shall deduct from the Holdback Amount its portion of the retained funds in accordance with said final settlement or determination and pay over to Seller the then remaining Holdback Amount, if any, plus interest thereon pursuant to the provisions of
Section 4 hereof. 6.3 The remedies of the Purchaser under this Agreement are cumulative and in addition to the remedies of the Purchaser pursuant to the U.S. Purchase Agreement or the U.K. Purchase Agreement. The termination of this Agreement shall in no way waive, alter, restrict, alter, or prejudice Purchaser's entitlement to recourse or remedies against the Seller for any breaches by the Seller of the representations, warranties and covenants of Seller under the Purchase Agreement or breaches by QEL of the representations, warranties and covenants of QEL under the U.K. Purchase Agreement.

7.    Miscellaneous.
      -------------

7.1 Notices. Any notice or communication required or permitted to be given hereunder shall be in writing and shall be mailed by registered mail, return receipt requested, or hand delivered against receipt showing time of delivery, as follows:

If to Purchaser to:         TycoElectronics Corporation
                            2901 Fulling Mill Road
                                 Middletown, PA
                            Attention:  Harold Barnes, Controller

With a copy to:             Tyco Electronics Corporation
                            Mailstop R20-2B
                            307 Constitution Avenue
                            Menlo Park, CA  94025
                            Attention:  Stephen E. Creager, General Counsel
                            Telecopier:  650-361-5942

If to Sellers to:           Prior to Closing:  At the Seller's regular
                                business address

                            Post Closing: At an address to be provided by Seller prior to Closing.

With a copy to:             Hangley, Aronchick, Segal & Pudlin
                            One Logan Square
                            Philadelphia, PA  19103
                            Attention:  Thomas F. Hurley, Esq.

or such other address as the parties shall have furnished in writing in accordance with the provisions of this Section 7.1. Any notice or other communication mailed by registered mail shall be deemed given or delivered at the time of registration thereof.

7.2 Entire Agreement. This Agreement sets forth the entire agreement among the parties with respect to the subject matter hereof.

7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

7.4 Amendment. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto.

7.5 Non-Waiver. A waiver by any party of any breach or breaches by any other party of any one or more of the covenants of this Agreement shall not bar the enforcement of any other rights or remedies of that party for subsequent breach of any such or other covenants.

7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made in that State, except its choice of law or conflicts of law rules which would select the law of another jurisdiction.

7.7 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved by the Bankruptcy Court and the parties hereto each submit to the exclusive jurisdiction of the Bankruptcy Court for the purpose of adjudicating any such dispute; provided, however, that the parties agree that if the Bankruptcy Court does not accept jurisdiction over any such dispute, such dispute shall then be brought exclusively in the courts of the Commonwealth of Pennsylvania located in the city of Philadelphia or of the United States of America for the Eastern District of Pennsylvania and each party hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                   QUAD SYSTEMS CORPORATION,
                   debtor and debtor in possession

                         By:  /s/ Theodore Shoneck
                              --------------------------------------------
                              Title: President and Chief Executive Officer




                   TYCO ELECTRONICS CORP.

                   By:        /s/ Paul Timashenka
                              --------------------------------------------
                              Title:  Vice President